Exhibit 10.13

EXECUTION COPY

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SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (“Agreement”) is dated February 13, 2014 (“Effective Date”), and is between Seattle Children’s Hospital, d/b/a Seattle Children’s Research Institute, a Washington non-profit corporation (“Institute”) and Juno Therapeutics, Inc., a Delaware corporation (“Sponsor”).

Institute is engaged in research to develop scientific and medical knowledge to advance the state of patient care, with a particular focus on issues involving the care of children.

Sponsor and Institute desire to collaborate on a research project involving the development of ex vivo chimeric antigen receptors for therapeutic use (“Research”). Sponsor has reviewed the proposed Research and wishes to provide support for the Research by the Institute.

The Research is of mutual interest and benefit to Sponsor and the Institute and is consistent with the objectives of the Institute as a non-profit, tax-exempt, charitable entity.

The parties therefore agree as follows:

1. Scope of Work. The Institute will conduct the Research in accordance with the scope of work as stated in Attachment A (“Scope of Work”), as may be amended from time-to-time. One or more projects may comprise the Research (each, a “Project”). In the event of a conflict between the Scope of Work and this Agreement, this Agreement will govern.

2. Management of the Research.

(a) Investigator. The Research under the Research Plan will be conducted under the direction of Michael Jensen, M.D. (“Investigator”). The Investigator shall be responsible for performing this Research at the Institute and for direct supervision of any individuals performing portions of this Research at the Institute. If Dr. Jensen is unable to continue to serve as the Investigator and a successor reasonably acceptable to both the Sponsor and Institute is not available, this Agreement may be terminated by Sponsor on thirty (30) days’ notice.

(b) Committee. The Research will be supervised by a joint research committee (the “Committee”), comprised of two (2) senior representatives (“Representatives”) from each party, two (2) to be appointed at the discretion of Sponsor, one to be appointed at the discretion of Institute by the President of the Institute and one to be Investigator. The Committee shall meet at least once per calendar quarter at times and locations to be mutually agreed on by the Representatives.

3. Conduct of the Research.

(a) The Research activities shall be carried out in accordance with a written research plan, timeline and budget (“Research Plan”), as may be amended from time-to-time, to be prepared and approved by the Committee. The Research Plan shall detail the objectives of the applicable Project(s), and for each Project to be conducted in connection with the Research: activities to be performed, resources that will be utilized (staffing, facilities, capital equipment, etc.), deliverables, budgets and associated timelines for the foregoing. If the Committee is unable to prepare a Research Plan that is reasonably acceptable to both of

Institute and Sponsor, [***]. Institute and Sponsor will each use commercially reasonable efforts to carry out their respective research and development activities as promptly as practicable in accordance with the Research Plan.

(b) Institute shall use commercially reasonable efforts to make available the resources necessary to conduct the Projects in accordance with the Research Plan including, without limitation, those set forth on Attachment B.

(c) The Institute has and will utilize for the conduct of the Projects under the Research Plan sufficient and qualified personnel, and appropriate facilities and equipment to perform the Research in a professional and competent manner, and will use commercially reasonable efforts to perform the Research under the Research Plan in a timely manner in accordance with such Research Plan and its timeline(s) and budget, and in accordance with all applicable federal and state statutes, and all applicable ordinances and regulations.

(d) Sponsor acknowledges that the Research contemplated under this Agreement will require funding from the United States Government. No funds from any corporate or commercial entity other than Sponsor will be used to fund any Project(s) subject to the Research Plan without the prior written consent of Sponsor. Other than as further approved in writing by Sponsor or as provided for herein below, Institute shall not accept or utilize funding from a third party other than the United States Government (“Third Party Funding”) or collaborate on the Research under a Research Plan with any third party other than the Fred Hutchinson Cancer Research Center and its affiliated entities in a manner that would provide any third party ownership of or a license to any inventions first conceived or reduced to practice in the performance of a Research Plan under this Agreement (“Inventions”) and/or Improvements (as defined below) for which Sponsor has an option to license, subject to the following:

(i) If the Research is funded under a federal award the United States Government will have rights to resulting inventions (including Improvements and Other Inventions and rights relating to Biological Materials) in accordance with federal law and any implementing regulations issued by the awarding agency, and the United States Government will retain certain rights in inventions funded in whole or in part under any contract, grant, or similar agreement with a federal agency (all options and licenses under this Agreement shall be subject to those United States Government rights);

(ii) On a case-by-case basis, the parties will discuss in good faith the use of Third Party Funding by Institute even if that Third Party Funding requires use of Inventions and/or Improvements for which Sponsor has an option to license if such Improvements are intended for use in the developing world, for charitable purposes or for pediatrics; provided no such Third Party Funding will be utilized to conduct any portion of the Research under a Research Plan without the further express written consent of Sponsor.

4. Research Reports. The Institute shall maintain complete and accurate documentation of the Research under a Research Plan, including all activities conducted, data and results obtained and all intellectual property conceived, reduced to practice, or otherwise made. The Investigator or his designee shall deliver an update concerning the Research under each Research Plan to the Committee no less than [***] except as otherwise provided in the applicable Research Plan. Institute shall provide [***] written progress reports to Sponsor, including identification of any Inventions made by Institute personnel in the performance of a Research Plan during the [***]. Upon termination or expiration of this Agreement, Institute shall provide

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to Sponsor a final written report within [***] of the date of such termination or expiration detailing, including activities conducted, data and results obtained and all intellectual property conceived, reduced to practice, or otherwise made, in a customary form reasonably acceptable to Sponsor.

5. Compensation.

(a) Support Payments.

(i) Sponsor shall provide to Institute funding, including direct and indirect costs, for the Research as provided in this Section 5(a) (“Support Payments”). Support Payments for indirect costs shall not exceed [***] percent ([***]%) of the total direct costs invoiced. Such Support Payments will be made within [***] of Sponsor’s receipt of invoices for costs actually incurred pursuant to the agreed Research Plan.

(ii) The aggregate Support Payments made to Institute shall not be less than (i) [***] per year in the two-year period beginning on the Effective Date and (ii) [***] per year for each year thereafter during the Term. If, at the end of the applicable period, the aggregate Support Payments are less than the applicable minimum amount, Sponsor shall remit the amount needed to increase the aggregate Support Payments to the applicable minimum within [***] of the end of the applicable period.

(iii) If this Agreement is terminated prior to completion of the Research, the sum payable under this Section 5(a) will be pro-rated based on actual work performed and actual expenses incurred, including non-cancelable commitments, prior to termination.

(iv) It is agreed to and understood by the parties that the aggregate amount of the Support Payments is an estimate of the cost of research to be conducted by the Institute hereunder, but that Sponsor shall not be liable for any payments or costs in excess of the Support Payments, unless Sponsor expressly agrees in writing to provide additional funds; provided, that nothing in this Agreement or a Research Plan shall obligate Institute to incur direct or indirect costs for Research in excess of actual Support Payments. Institute shall not be required to perform work in excess of Support Payments Funding for any work to be performed in connection with the Project that would require payments by Sponsor in excess of those described in this Section 5, must be agreed to by Sponsor and the Institute in writing prior to the initiation of any such work.

(v) In the event that for any project conducted in the Research (i) costs incurred for the applicable project will exceed by [***] percent ([***]%) or more the budgeted costs provided in the Research Plan for such project, or (ii) the project fails to timely achieve one or more material objectives set forth for the Research Plan due to the fault of the Institute, or is materially delayed due to the fault of the Institute, then Sponsor may terminate the applicable Research Plan with [***] notice; provided, that such termination shall not relieve Sponsor of its obligations under Section 5(a)(ii) with respect to costs incurred under the agreed Research Plan. For clarity, termination of a Research Plan shall not reduce Sponsor’s obligation to fund Research under Section 5(a)(ii) pursuant to an agreed Research Plan nor Institute’s obligation to perform that Research.

(b) Title to Equipment. Any equipment, materials or other resources purchased by Institute and paid for by Support Payments shall be owned by Institute, unless otherwise provided in the Research Plan.

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(c) Invoices and Payee.

(i) For notification of payment due under the above schedule, Institute shall send an invoice to the address for Sponsor set forth under Section 13 hereto unless otherwise instructed by Sponsor in writing.

(ii) Sponsor shall direct payments to Institute by either of the following method or as otherwise instructed by Institute in writing:

(1)	By mail to P.O. Box 24728, Seattle, WA 98124-0728; or

(2)	By wire transfer to:

ABA Routing # 121000248
SWIFT #: WFBIUS6S
Beneficiary:	Seattle Children’s Hospital
P.O. Box 5371 M/S RC-507
Seattle, WA 98145-5005
Beneficiary Checking Account # [***]

(d) Financial Records.

(i) Institute shall keep complete and accurate records pertaining to Support Payments received by it in sufficient detail to permit Sponsor to confirm the expenditures of any and all such funds in connection with the applicable Research Plan, on a Project-by Project-basis, and, upon request, provide a written report to Sponsor detailing such expenditures in the prior [***]. Institute shall maintain its financial records for no less than [***] after the time period(s) to which such records relate.

(ii) Not more than [***], Sponsor may engage an independent certified public accountant selected by Institute, reasonably acceptable to Institute, to perform an audit of the books and records of Institute during normal business hours to verify the accuracy of the Sponsor Payments reports furnished by Institute and to confirm payments made hereunder with respect to any [***] ending not more than [***] prior to the date of such request. Sponsor shall bear the costs and expenses of inspections conducted under this Section.

(iii) If any audit of Sponsor Payments incurred by Institute identifies any apparent discrepancies, the parties shall discuss any such apparent discrepancies in good faith to clarify and resolve such matter.

6. Confidential Information.

(a) Neither party shall disclose to any third party, or use for any purpose not contemplated by this Agreement, any trade secrets, privileged records, or other proprietary information disclosed to one party by the other party pursuant to this Agreement (“Confidential Information”) without the prior written consent of the party whose Confidential Information is being disclosed; provided, however, that each party may disclose Confidential Information of the other party to its employees, officers, directors, and agents who need to know such information for purposes of the conduct of the Research and who are bound by similar obligations of confidentiality. The receiving party shall treat Confidential Information of

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the disclosing party as it would treat its own confidential information, but in no event shall it use less than a reasonable degree of care. This non-disclosure obligation will continue in full force and effect [***] after the expiration or termination of this Agreement.

(b) This obligation of non-disclosure and non-use shall not apply to information that: (1) at the time of disclosure, is generally available to the public, (2) after disclosure, becomes generally available to the public, except through breach of this Agreement, (3) a party can demonstrate was in its possession at the time of disclosure by the other party and that was not acquired from such other party, (4) becomes available to a party from a third party that is not legally prohibited from disclosing such information, (5) was independently developed without use of the Confidential Information of the other party hereto by a party as evidenced by written records, or (6) is required by any law, regulation, or order of court to be disclosed, provided, however, that information disclosed pursuant to clause (6) hereto shall only be exempt from the obligation of nondisclosure and non-use for the purpose of such disclosure required by law, regulation or order of court, and not for any other purpose, and shall only be disclosed to the extent required.

(c) Each party agrees to return to the other party, upon request, the Confidential Information of the other party, except that each party may retain one archival copy of the Confidential Information for purposes of observing compliance with this Agreement.

(d) Neither party grants to the other party any license, express or implied to use the Confidential Information other than in the manner and to the extent authorized by this Agreement.

7. Publication.

(a) Joint Publication. The parties may work cooperatively to publish the results of the Research in a joint paper in an appropriate peer reviewed journal. For any joint publication (i.e., paper, manuscript, etc.), the parties will agree on senior and first authorship. The parties agree to give appropriate recognition for all scientific or other contributions in any publication or presentation relating to the Research conducted under this Agreement.

(b) Separate Publication. Either party may publish or present the results of the Research without the consent of the other party subject to the following conditions: a party that wishes to publish or present separately will submit the abstract or manuscript of any proposed manuscript publication or any other public disclosure to the other party at least [***] before public disclosure, and the other party shall have the right to review and comment upon the proposed public disclosure in order to protect its Confidential Information and the patentability of any inventions disclosed therein. Upon the request of the party receiving such proposed publication, the public disclosure shall be delayed up to [***] to enable the other party to secure adequate intellectual property protection of any patentable subject matter contained therein that would otherwise be affected by the publication and to ensure that no Confidential Information of the non-publishing party is disclosed by such publication. At the request of the receiving party, the party wishing to make a disclosure shall delete any Confidential Information of the receiving party from such proposed publication; provided, the publication provisions in the ELA (or other written license agreement between the parties) shall govern information relating to intellectual property and materials licensed to Sponsor thereunder. Any such separate publication or presentation shall give appropriate credit to the other party including crediting the contributions and interpretations of the other party.

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8. Biological Material. As used in this Agreement, “Biological Material” means Institute’s rights in vectors, constructs, cells, plasmids and/or other biological materials owned or controlled (with the right to sublicense) by Institute and first made in the performance of the Research under a Research Plan.

9. Intellectual Property.

(a) Ownership. Neither party transfers to the other party by operation of this Agreement any patent right, trademark right, copyright or other proprietary right that either party owned or controlled prior to the execution of this Agreement. Institute will own any Inventions first conceived or reduced Lo practice solely by Institute personnel in the performance of this Agreement, subject to any rights granted to Sponsor pursuant to Section 9(d) hereto. Sponsor will own any Inventions first conceived or reduced to practice solely by Sponsor personnel in the performance of this Agreement. Institute and Sponsor will jointly own any Inventions first conceived or reduced to practice jointly by Institute and Sponsor personnel in the performance of this Agreement, subject to any rights granted to Sponsor pursuant to Section 9(d) hereto.

(b) License to Biological Materials. With respect to any Biological Materials that are within the scope of one or more claims of any patent applications or patents licensed to Sponsor under the ELA (as defined below), Institute hereby grants to Sponsor a non-exclusive, royalty-free license under Institute’s rights therein to use such Biological Materials solely in the conduct of research, development and evaluation of Licensed Products under the ELA (as defined below), including the right to sublicense such rights to Sponsor’s sublicensees of Sponsor’s other intellectual property and partners in accordance with Section 2.5.1 of the ELA. With respect to any Biological Materials that are not within the scope of one or more claims of any patent applications or patents licensed to Sponsor under the ELA, except to the extent Institute has on or before the Effective Date entered into a written agreement with a third party that prevents Institute from doing so, Institute hereby grants to Sponsor a non-exclusive, royalty-free license under Institute’s rights therein to use such Biological Materials solely in the conduct of research, development and evaluation of Licensed Products under the ELA (as defined below), including the right to sublicense such rights to Sponsor’s sublicensees of Sponsor’s other intellectual property and partners in accordance with Section 2.5.1 of the ELA. For clarity, the licenses under this Section 9(b) do not include the right to use the Biological Materials to sell or otherwise commercialize Licensed Products.

(c) Defined Terms.

(i) As used in this Agreement, “Improvement(s)” means Institute’s interest in any invention(s) or discovery(ies) (and any related patent applications and patents) that are (a) first conceived or reduced to practice in the performance of Research under a Research Plan under this Agreement; (b) invented in whole or in part by Dr. Michael Jensen and/or other employees or contractors of the Institute under Dr. Jensen’s direct supervision during the term of this Agreement; (c) directed to the specific subject matter disclosed in one or more of the patents and patent applications listed in Exhibit A of the ELA; and (d) reasonably necessary or useful to develop, make and/or commercialize one or more Licensed Products (as defined in the ELA).

(ii) As used in this Agreement, “Other inventions(s)” means Institute’s interest in any Invention(s) (and any related patent applications and patents) that are not Improvement(s) and are (a) first conceived or reduced to practice in the performance of Research under a Research Plan under this Agreement; and (b) invented in whole or in part by Dr. Michael Jensen and/or other employees or contractors of the Institute under Dr. Jensen’s direct supervision during the term of this Agreement.

(d) Option to License.

(i) Institute hereby grants to Sponsor an exclusive option to negotiate an exclusive, worldwide, royalty-bearing commercial license to all of Institute’s interest and rights in any Improvement(s) or Other Invention(s) (and related patent rights), which license would, unless otherwise agreed in writing by the parties, be implemented by adding the patent rights to the Improvements to the Exclusive License Agreement between the parties dated February     , 2014 (“ELA”). This option must be exercised within [***] from the end of the research term for the applicable Research Plan. If the research term is not stated in a Research Plan, then the research term ends for each Research Plan on delivery of the final report for the Research conducted under the Research Plan. Sponsor may exercise its option for any Improvement or Other Invention, such Improvement to Sponsor by Sponsor notifying Institute’s Vice President of Research in writing. Following exercise of the option for one or more particular Improvement(s) or Other Invention(s), Sponsor and Institute shall negotiate in good faith terms for a license on commercially reasonable terms to such Improvement(s) or Other Invention(s) within [***], which terms shall be consistent with the following, as applicable:

(a) For any Improvement(s) where (x) all the inventors are also inventors named on one or more of any of the Licensed Patents subject to the ELA, and (z) such Improvement(s) cannot be practiced without a license to one or more of the Licensed Patents, no additional payments shall be due to Institute for a license to such Improvement, and no other payments (e.g., additional royalties, milestone payments, etc.) will be due to Institute for such a license.

(b) For any Improvements not subject to Section 9(d)(i)(a), Sponsor and Institute shall negotiate an option exercise fee for each such Improvement based on the value of the Improvement and the following principles: (i) for Improvement(s) that do not provide substantial new functionality or commercial benefit beyond the Licensed Patents or cannot be practiced without a license to one or more of the Licensed Patents, an option exercise fee of up to $[***] may be agreed, (ii) for Improvement(s) that provide substantial new functionality or commercial benefit but cannot can be practiced without a license to any of the Licensed Patents, an option exercise fee of up to $[***] may be agreed, and (iii) for Improvement(s) that provide substantial new functionality or commercial benefit and can be practiced without a license to any of the Licensed Patents, an option exercise fee of up to $100,000 may be agreed. If subparagraphs (i) or (ii) above apply, no payments (e.g., additional royalties, milestone payments, etc.) or diligence obligations will be due to Institute for a license to such Improvement(s). If subparagraph (iii) above applies, the parties may agree to additional royalties, development milestones and diligence obligations with respect to the such Improvement(s).

(ii) In the event the parties are unable to agree on terms within [***] after the exercise of an option under Section (9)(d)(i) above, Institute and Sponsor shall appoint a neutral, independent expert with extensive expertise in the licensing of pharmaceutical technology and products to act as an expert (not as an arbitrator) (the “Expert”), at the expense of each of each of Institute and Sponsor in equal proportions, to make its independent determination of the commercially reasonable terms for such a license to the applicable intellectual property (the “Expert’s Determination”). In any such determination the Expert shall take into account, inter alia, (i) any joint ownership interest that Sponsor may have in such intellectual property, (ii) the ability (or inability, as the case may be) for such intellectual property to be practiced without a license to any other intellectual property that is licensed to Sponsor by Institute, (iii) any new functionality or commercial benefit provided by the intellectual property, and (iv) the terms of the ELA as a benchmark for reasonable and customary terms. If Institute and Sponsor are unable to agree on an expert within [***], each

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of the Institute and Sponsor will each designate a neutral, independent individual with the qualifications above, and those individuals will select a third neutral independent individual with the qualifications above to act as the Expert. Each of the parties shall provide the Expert with a written proposal detailing their respective proposed terms, and make available to such Expert on a confidential basis such books, accounts, records and forecasts as the Expert may reasonably request, including terms of other licenses entered into by each of the parties that may be useful in determining the commercially reasonable terms of licensing. The Expert shall select the proposal of one of the parties as his or her Expert’s Determination, without varying any of the terms thereof. If the Expert selects the position of the Institute, Sponsor may accept such terms or decline to enter into a license with respect to such Improvement or Other Invention on such terms; provided, that Sponsor shall be responsible for and reimburse the Institute for [***] in connection with the Expert’s Determination under this Section if Sponsor [***]. Should no license result from this process for a particular Improvement or Other Invention, Institute shall be free to license such Improvement(s) or Other Invention(s) to any third party, and Sponsor will have no obligation to pay any future patent prosecution or other expenses related to such patent applications or patents.

(iii) With respect to any Biological Materials that are within the scope of one or more claims of any patent applications or patents licensed to Sponsor under the ELA, Institute hereby grants to Sponsor a non-exclusive, license under Institute’s rights therein to use such Biological Materials in connection with the manufacture and/or commercialization of Licensed Products under the ELA, including the right to sublicense such rights to Sponsor’s sublicensees of Sponsor’s other intellectual property and partners in accordance with Section 2.5.1 of the ELA. With respect to any Biological Materials that are not within the scope of one or more claims of any patent applications or patents licensed to Sponsor under the ELA, except to the extent Institute has on or before the Effective Date entered into a written agreement with a third party that prevents Institute from doing so, Institute hereby grants to Sponsor an option to negotiate a worldwide, nonexclusive or exclusive (at Sponsor’s option), sublicenseable (through multiple tiers) license (which may be royalty-bearing) to Institute’s rights in Biological Materials for use in connection with the manufacture and/or commercialization of Licensed Product(s) under the ELA. Sponsor acknowledges that the licenses under the ELA are royalty-bearing,

(iv) To the extent Institute has the right to do so (i.e., as of the Effective Date does not have a written commitment with a third party precluding it from granting such a right to Sponsor), Institute hereby grants to Sponsor an exclusive option to negotiate a worldwide, royalty-bearing, non-exclusive or exclusive (at Sponsor’s option), sublicenseable (through multiple tiers) license to Institute’s rights in any and all Other Invention(s) for use in connection with the development, manufacture and/or commercialization of Licensed Products under the ELA. Any such license may be implemented as a stand-alone license or by adding such license rights to the ELA, with the terms and form of such implementation to be determined in good faith by the mutual agreement of Institute and Sponsor.

(v) Pursuant to Section 9(e), Sponsor shall be responsible for paying [***] associated with any Improvements and Other Inventions to which it retains an option. Institute shall conduct such activities using patent counsel reasonably acceptable to Sponsor and shall utilize reasonable efforts to mitigate such expenses, e.g., by filing provisional applications initially, and taking such other steps as may be agreed by the parties.

(e) Patent Prosecution and Maintenance. Institute shall control and manage patent preparation, filing, prosecution, and maintenance relating to Other Inventions and Improvements solely owned by Institute. Sponsor will have the reasonable right to approve Institute’s patent counsel, not to be

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unreasonably withheld. Sponsor shall reimburse Institute for [***] for such activities conducted by Institute, on a case-by-case basis, within [***] receipt of an invoice from Institute. Notwithstanding the above , if Sponsor provides notice that it does not wish to retain its option to license a particular Improvement or Other Intention solely owned by Institute during the term of the applicable option, then it shall have no further option thereto, and no further obligation to pay any further patent-related expenses for such Improvement or Other Invention. Sponsor shall control and manage patent preparation, filing, prosecution, and maintenance relating to any Inventions and Improvements developed jointly with Sponsor. Prior to filing with any patent office, the non-controlling party will have the advance right to review and comment on all patent filings, and the controlling party shall consider such comments in good faith.

10. Term and Termination.

(a) Unless earlier terminated in accordance with the provisions of this Agreement, the term of this Agreement will commence on the Effective Date and expire on the fifth (5th) anniversary of the Effective Date. This Agreement may be extended for up to two (2) additional years in addition to the original term pursuant to a written amendment signed by each of the parties.

(b) Institute may terminate this Agreement under the following circumstances:

(i) if Sponsor materially fails to perform any of its obligations under this Agreement and such failure remains uncured for thirty (30) days after notice of breach is sent to Sponsor,

(ii) if the Investigator is unwilling or unable to continue performing the Research and a successor acceptable to both Sponsor and the Institute is not available, or

(iii) upon one hundred eighty (180) days’ notice.

(c) Sponsor may terminate this Agreement if Institute materially fails to perform any of its obligations under this Agreement and such failure remains uncured for thirty (30) days after notice of breach is sent to Institute; provided, that any failure resulting from Sponsor’s failure to provide Support Payments shall not give the Sponsor the right to terminate this Agreement.

11. Indemnity.

(a) Sponsor shall indemnify, defend, and hold harmless the Institute and its trustees, directors, officers, employees, medical staff, agents, and others holding academic appointments within the Institute and their respective heirs, successors, and assigns (collectively “Institution Indemnitees”) from any and all third-party liabilities, claims, suits, losses, damages, expenses, costs, fees, actions, suits, demands, investigations, and penalties (including reasonable attorneys’ fees and costs of litigation) arising [***]. Sponsor’s indemnification obligations under this Agreement shall not apply to any liability, damage, loss, or expense to the extent such liability, damage, loss, or expense results from the [***] of any one or more of the Institution Indemnitees.

(b) The Institute shall indemnify, defend, and hold harmless Sponsor and its trustees, directors, officers, employees, medical staff, agents, and others holding academic appointments within the Institute and their respective heirs, successors, and assigns (collectively “Sponsor Indemnitees”) from any and all third-party liabilities, claims, suits, losses, damages, expenses, costs, fees, actions, suits, demands, investigations, and penalties (including reasonable attorneys’ fees and costs of litigation) arising in whole or

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in part from the [***]. The Institute’s indemnification obligations under this Agreement shall not apply to any liability, damage, loss, or expense to the extent such liability, damage, loss, or expense results from the [***] of any one or more of the Sponsor Indemnitees.

(c) NEITHER INSTITUTE NOR ITS AFFILIATES NOR THEIR RESPECTIVE TRUSTEES, OFFICERS, DIRECTORS, EMPLOYEES, RESEARCHERS, PROVIDERS, STUDENTS, CONTRACTORS OR AGENTS SHALL BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY SPONSOR, ITS AFFILIATES, OR SUBLICENSEES ARISING OUT OF OR RELATED TO THIS AGREEMENT. INSTITUTE’S AGGREGATE LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED [***].

12. Insurance. Sponsor shall carry comprehensive general liability insurance and products liability insurance with limits consistent with the risks inherent in Sponsor’s line of business and sufficient to meet its obligations under Section 11. Sponsor shall maintain such coverage for the duration of this Agreement and if the policy is claims-made, for three years thereafter. Sponsor acknowledges that its insurance is not materially encumbered by any existing claims. Sponsor shall provide certificates of insurance to Institute upon request. Sponsor shall notify Institute within [***] of any notice of cancellation or non-renewal or material change in, or claim against, its insurance coverage. Sponsor shall ensure that its insurance carriers have an AM Best rating of [***] or better.

13. Notices. Any notice required or permitted to be given pursuant to the terms and provisions of this Agreement must be in writing, postage and delivery charges pre-paid, and may be sent by hand delivery, overnight mail service, first-class mail or certified mail, return receipt requested, to the Institute or Sponsor, as the case may be, at the addresses, and to the attention of the persons, noted below. Notices hereunder will be deemed to have been given, and will be effective, upon actual receipt by the other party, or, if mailed, upon the earlier of the fifth (5th) day after mailing or actual receipt by the other party.

If to Institute:	Seattle Children’s Research Institute
2001 Eighth Avenue, Suite 400
M/S: CW8-4, P.O. Box 5371
Seattle, WA 98121
Attn: Vice President, Research

If to Sponsor:	Juno Therapeutics, Inc.
8725 W. Higgins Road, Suite 290
Chicago, IL 60631

14. Relationship of the Parties. The relationship of Sponsor to the Institute shall be that of an independent contractor; and neither party shall hold itself out to third parties as purporting to act as, or on behalf of, the other party hereto.

15. Use of Names. Neither Sponsor nor the Institute shall use directly or by implication the names of the other party, nor any of the other party’s affiliates or contractors, nor any abbreviations, logo or insignia thereof, or of any staff member, faculty member, student, or employee of the other party in

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connection with any products, publicity, promotion, financing, advertising, or other public disclosure without the prior written permission of the other party; provided, however, that Institute shall be free to list Sponsor’s name as required for publication in a peer-reviewed journal or presentation at scientific meetings and as required for grant applications and may use the name of Sponsor, the name of the Research, the funding amount, and the Effective Date of this Agreement in its public reporting activities.

16. Waiver. No waiver of any term or provision of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such term or provision, or of any other term or provision, of this Agreement.

17. Headings. The headings in this Agreement are for the convenience of reference only and are not substantive parts of this Agreement nor shall they affect its interpretation.

18. Counterparts. This Agreement and any amendments hereto may be executed in counterparts and all such counterparts taken together constitute one and the same instrument.

19. Assignment. Except as otherwise expressly permitted by this Agreement, neither this Agreement nor any of the parties’ rights or obligations will be assignable or delegable by that party without the prior written consent of the other party; provided, however, (a) either party may assign this Agreement without such consent to an Affiliate, or (b) Sponsor may assign this Agreement in connection with the transfer of all or substantially all of Sponsor’s assets, whether via a merger, sale, reorganization or other transaction, provided, in each case, that such party is in good standing under this Agreement at such time, and that the entity to which the Agreement is assigned agrees in writing to fulfill all of such party’s obligations under this Agreement. Except as expressly provided above, any attempted assignment or transfer without the consent of the other party will be void. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

20. Compliance with Laws. The parties shall comply with all applicable laws, regulations and requirements related to the matters covered by this Agreement and intend this Agreement to comply with all applicable laws, regulations and requirements. The parties further agree this Agreement shall be applied and interpreted in a manner consistent with full compliance with all such laws, regulations and requirements. If at any time either party has reasonable grounds to believe that this Agreement may not conform to the then-current requirements or interpretations relevant to such matters, both parties agree that they will immediately negotiate in good faith for the purposes of bring this Agreement into full compliance with such then-current requirements and interpretations.

21. Survival. All terms of this Agreement that are intended to survive termination or expiration in order to be effective shall survive such termination or expiration.

22. No Third-Party Beneficiary. This Agreement is not intended to confer upon any person other than the parties any rights or remedies hereunder. This Agreement is distinct from any obligations and activities that may arise from consulting services provided by Investigator to Sponsor.

23. Governing Law. The laws of the State of Washington govern this Agreement. The parties shall resolve all matters arising out of this Agreement exclusively in the state or federal courts located in King County, Washington.

24. Severability. If a court of competent jurisdiction finds any provision of this Agreement legally invalid or unenforceable, such finding will not affect the validity or enforceability of any other provision, and the parties will negotiate to revise such provision to make it valid and enforceable.

25. Amendments. This Agreement will not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.

26. Entire Agreement. This Agreement and all attachments contain the entire agreement and understanding between the parties as to its subject matter. It merges all prior discussions between the parties and neither party will be bound by conditions, definitions, warranties, understandings, or representations concerning such subject matter except as provided in this Agreement or as specified on or subsequent to the effective date of this Agreement in a writing signed by properly authorized representatives of the parties. For the avoidance of doubt, notwithstanding the above, this Agreement shall not alter or modify in any way the ELA.

27. Disclaimer of Warranties. Institute acknowledges that the terms of this Agreement are binding legal obligations but disclaims all express and implied warranties regarding the Research and makes no guarantees regarding the outcome of any Research under this Agreement.

[Signature Page Follows]

The parties are signing this Agreement on the date stated in the introductory clause_

Seattle Children’s Hospital d/b/a Seattle Children’s Research Institute		Juno Therapeutics, Inc.

By:	/s/ James B. Hendricks, Ph.D.	By:	/s/ Hans Bishop
	James B. Hendricks, Ph.D. President	Name:	Hans Bishop
		Title:	Chief Executive Officer

Read and Understood:

Michael Jensen, MD

/s/ Michael Jensen, MD

ATTACHMENT A

Description of Scope of Research

To be agreed on.

ATTACHMENT B

Available Resources

To be agreed on.